Exhibit 99.1

January 17, 2018

Dear Aytu BioScience Shareholders and Colleagues,

I wanted to share some news with you to start 2018 in light of recent developments involving the U.S. testosterone replacement (TRT) market and in response to inquiries from various shareholders and other external stakeholders.  There was an important development involving the FDA last week that we believe could provide a positive tailwind for Aytu and our lead product Natesto.  I also wanted to share some recent preliminary sales data to help you gauge the success of our ongoing commercialization efforts for Natesto in the U.S.

On January 10, 2018, Lipocine Inc. (NASDAQ: LPCN) announced that the Bone, Reproductive and Urologic Drugs Advisory Committee (“BRUDAC”) of the U.S. Food and Drug Administration (“FDA”) voted six in favor and thirteen against the benefit/risk profile of Tlando, Lipocine’s oral testosterone product candidate for testosterone replacement therapy (“TRT”) in adult males with hypogonadism.  Additionally, on January 9th, the FDA held a separate Advisory Committee meeting to review privately-held Clarus Therapeutics’ oral testosterone candidate Jatenzo. The committee also voted against approving Clarus’ candidate primarily over safety concerns. Thus, it appears unlikely that either product will be approved by FDA at this time, and the prospect of an FDA approval at any point in the future appears doubtful.

We believe that the recommendations to not approve Tlando and Jatenzo could yield important commercial benefits for Natesto and further bolsters Natesto’s unique market position as the only topical TRT without a BLACK BOX warning, explicitly warning users of these agents, against the risk of testosterone transference.

To provide you with some context, the role of the BRUDAC, or “adcom,” is, in part, to provide recommendations to the FDA about whether a drug should be approved on the basis of the safety and efficacy evidence presented in the applicants’ New Drug Application. Recommendations by these advisory committees are non-binding as the final decision about approval is made by the FDA.  However, the agency rarely approves products not supported by an advisory committee.  Multiple observers have noted that neither product is expected to be approved on the basis of these adcom votes and the notable concerns related to each product’s safety profile.

One of the issues cited as a reason for the negative adcom sentiment on these oral testosterone therapies is related to the products’ cardiovascular risk profiles as presented in their New Drug Applications.  Also, and more generally, an increase in hematocrit levels is commonly cited as a safety concern in the TRT category and has been noted to be an issue of potential focus for future TRT product candidates.  Importantly (and in direct contrast to many agents in the TRT category), Natesto (over 360 days on treatment) demonstrated no significant increase in hematocrit levels and may, therefore, offer an improved safety profile over the established products in the TRT category.

As you may recall Natesto has additional clinical advantages over currently marketed topical testosterone products including maintain normal levels of luteinizing hormone (LH) and follicle stimulating hormone (FSH) while improving the clinical symptoms of hypogonadism as early as thirty days following initiation of Natesto treatment.

We believe that with two prospective competitors now unlikely to gain market clearance in the U.S., the opportunity for Natesto to become an increasingly accepted treatment in the $2 billion TRT category is more pronounced.  Natesto is gaining significant traction based on the company’s most recent prescription and factors sales figures. Aytu recently reported a 259% increase in total prescriptions for the 3-month period ending in November 2017 (the last complete month for which we have data from IMS), as compared to the 3 months ending in February 2017.

Additionally, factory sales (representing actual Natesto dispensers sold to U.S. wholesalers for fulfillment to retail pharmacies) were reported as all-time highs as of December 2017 at an annual gross run-rate of almost $7 million and have increased 306% over the last four quarters.

As further evidence of our progress with Natesto, we are pleased to relay that as of November 2017, in our covered sales territories Natesto already achieved 1% market share of new prescriptions of the topical testosterone market.

With each month that passes during this launch phase, we continue to recognize that there is a very real opportunity for Natesto to become a significant product in the TRT category.  To that end we are continuing to invest in commercialization efforts aimed at increasing physician awareness and prescribing, improving patient reimbursement access while also improving the gross-to-net profile for Natesto.  We are actively engaged with multiple insurers and other payers, and we are planning initiatives to improve the reimbursement status through strategic contracting with large national plans and strategic regional payers. We are also in the early stages of rolling out a novel program aimed at making it easier for patients to get Natesto that we expect to yield increased new and refilled prescription rates and a higher net selling price for the product.  We expect to begin resourcing this program in the near term as a key augmentation to the sales force’s promotional efforts in the field, and we’ll share more details as the program is operationalized.

In summary, we believe that these recent market events affecting two prospective future competitors combined with our ramping commercialization efforts and more stringent focus on improving patient access will serve to drive a more rapid increase in Natesto sales.  Natesto remains the company’s highest commercial priority, and we continue to believe that this is just the beginning of gaining a meaningful portion of the market in the quarters and years ahead.  Thank you for your support and continued interest in the success of Aytu BioScience.

Respectfully,

Josh Disbrow

Chairman & Chief Executive Officer

aytubio.com

josh.disbrow@aytubio.com

NASDAQ: AYTU

(O) +1 720 437 6520

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this communication, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.  Any forward-looking statement made by us in this communication is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.